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Exhibit 21.1

LIST OF SUBSIDIARIES OF
McLEODUSA INCORPORATED
(As of March 17, 2003)

Subsidiary	State of Incorporation or Organization
CapRock Communications Corp.	Texas
CapRock Design Services, L.P.	Arizona
CapRock Fiber Network, Ltd.	Texas
CapRock Network Services, L.P.	Texas
CapRock Telecommunications Corp.	Texas
CapRock Telecommunications Leasing Corp.	Texas
Devise Associates, Inc.	New York
Intelispan, Inc.	Washington
McLeodUSA Holdings, Inc.	Delaware
McLeodUSA Information Services, Inc.	Delaware
McLeodUSA Market Response, Inc.	Iowa
McLeodUSA Network Services, Inc.	Iowa
McLeodUSA Purchasing, L.L.C.	Iowa
McLeodUSA Telecommunications Services, Inc.	Iowa
Midwest Cellular Associates	Illinois

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  Exhibit 21.1
SUBSIDIARIES – McLEODUSA INC.